Exhibit 10.2

                        SEPARATION AGREEMENT AND RELEASE

         This Separation Agreement and Release is made and entered into by and between Robert Strong and Eprise Corporation ("Eprise"). Strong and Eprise agree as follows:

         1. Strong's employment with Eprise ended on July 17, 2001.

         2. Eprise has paid Strong all of the regular compensation and benefits to which he was entitled as a result of his employment with Eprise, including, but not limited to, his regular salary through July 17, 2001 and vacation pay for his unused vacation accrued as of that date.

         3. If Strong signs this Separation Agreement and Release, and after the seven-day waiting period described below, Eprise will: (a) pay to Strong the additional gross amount of $75,000, less taxes and standard withholdings and deductions, to be paid in equal bi-weekly installments over the next six months;
(b) continue to pay the premiums for Strong's medical and dental insurance during such six-month period (to the same extent currently paid); and (c) accelerate Strong's vesting in options to purchase Eprise stock as if he were to remain an Eprise employee for six months after the date of the termination of his employment, provided, however, that no further options shall be granted to Strong, and that Strong shall not be entitled to any accelerated vesting in the event of a change in control of Eprise or for any other reason.

         4. In consideration of receiving the payment and accelerated vesting described in the previous paragraph:

                  a. Strong hereby releases and forever discharges and holds harmless Eprise and its current and former successors, employees, officers, directors, shareholders, parents, subsidiaries, affiliates and agents from all claims, wages, bonuses, commissions, expenses, benefits, or suits of any nature whatsoever from the beginning of time to the date of this Separation Agreement and Release. The claims Strong is releasing include but are not limited to any claims under the Age Discrimination in Employment Act or any other federal, state, or local law prohibiting employment discrimination or regulating the employment relationship, and any claims related in any way to his employment or the termination of his employment with Eprise.

                  b. Strong will not disparage Eprise or any of its current or former employees, officers, directors, shareholders, parents, subsidiaries, affiliates, or agents.

                  c. Strong agrees to provide consulting services to Eprise through September 17, 2001, as and when requested by the President and Chief Executive Officer, but in any event not to exceed 20 hours per week.

         5. This Separation Agreement and Release is not intended to and does not constitute an admission of liability or wrongdoing by either party. Except as set forth in the following sentence, this Separation Agreement and Release is the final written expression of the agreement between Strong and Eprise regarding all matters arising out of or related in any way to his employment or the termination of his employment with Eprise. It supersedes any prior oral or written expression of intent and sets forth the parties' entire agreement regarding this subject matter; provided, however, that Strong acknowledges and agrees that all of his post-employment obligations under the Non-Disclosure/Non-Competition Agreement between Strong and Eprise dated January 7, 1999 shall remain in full force and effect. This Separation Agreement and Release may be amended or modified only by a writing signed by both parties. It shall be governed by Massachusetts law.

         6. Strong warrants and represents that he has returned all Eprise property to Eprise.

         7. As required by the Older Workers Benefit Protection Act of 1990, Strong acknowledges:

                  a. That he has been advised and given the opportunity to consult with his own counsel prior to signing this Separation Agreement and Release.

                  b. That he has been given up to 21 days from the receipt of this Separation Agreement and Release to consider whether to sign it.

                  c. That the claims he is releasing in this Separation Agreement and Release include without limitation any and all claims under the Federal Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990.

                  d. That he has been advised that even after he signs this Separation Agreement and Release, he may revoke it within seven days of the date of his signing, by delivering a signed revocation notice to Eprise.

                  e. That this Agreement shall not become effective and in force until eight days after he signs it.

                  f. That he will not be entitled to receive the consideration described in paragraph 3 of this Separation Agreement and Release until after the seven-day revocation period has expired, and that, should he in fact revoke his acceptance, he will not receive the consideration described in paragraph 3 at all.

                      [signature page immediately follows]

         WHEREFORE, Strong and Eprise attest that they have read the above Separation Agreement and Release and fully understand and knowingly and voluntarily accept all of its provisions.

Date:  August 3, 2001                                Date:  August 3, 2001

EPRISE CORPORATION


-------------------------------                      ---------------------------
By:                                                         Robert Strong

                                 ACKNOWLEDGMENT

         I was given 21 days within which to decide whether to sign the attached Separation Agreement and Release. I voluntarily decided to sign the Separation Agreement and Release before the end of 21 days so that I could receive the consideration described in paragraph 3 of the Separation Agreement and Release more quickly. I have been given the opportunity to seek legal counsel and I (have ___ have not ___) consulted with counsel.



--------------------                              ------------------------------
Date:                                                      Robert Strong